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                                                                   EXHIBIT 12(b)


                  GENERAL MOTORS CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         AND PREFERENCE STOCK DIVIDENDS

                                     Nine Months
                                       Ended
                                     September 30,              Years Ended December 31,
                                     -------------     ------------------------------------------
                                     2001     2000      2000     1999     1998     1997     1996
                                    ------   ------    ------   ------   ------   ------  -------
                                                         (dollars in  millions)

Income from continuing operations    $346   $4,363    $4,452   $5,576   $3,049   $6,483   $4,100
Income taxes                          588    2,148     2,393    3,118    1,636    1,025    1,464
Losses (earnings) of nonconsolidated
   associates                         205      224       332      325      239      105      (71)
Minority interests                      5       (2)      (13)      28       20      (44)     (53)
Amortization of capitalized interest   55       52        69       66       68       56       54
                                    -----    -----     -----    -----    -----    -----    -----

Income from continuing operations
   before income taxes,
   undistributed income of associates,
   and capitalized interest         1,199    6,785     7,233    9,113    5,012    7,625    5,494
                                    -----    -----     -----    -----    -----    -----    -----

Fixed charges included in income
   from continuing operations
   Interest and related charges
    on debt                         6,573    6,976     9,475    7,642    6,441    5,742    5,411
   Portion of rentals deemed
    to be interest                    242      394       341      284      251      264      229
                                    -----    -----     -----    -----    -----    -----    -----
      Total fixed charges
        included in income
        from continuing operations  6,815    7,370     9,816    7,926    6,692    6,006    5,640
                                    -----    -----     -----    -----    -----    -----    -----

Earnings available for
  fixed charges                    $8,014  $14,155   $17,049  $17,039  $11,704  $13,631  $11,134
                                    =====   ======    ======   ======   ======   ======   ======

Fixed charges
   Fixed charges included in income
    from continuing operations     $6,815   $7,370    $9,816   $7,926   $6,692   $6,006   $5,640
   Interest capitalized in
    the period                        115      103       137       95      110      126       49
                                    -----    -----     -----    -----    -----    -----    -----
      Total fixed charges          $6,930   $7,473    $9,953   $8,021   $6,802   $6,132   $5,689

Dividends on preference stocks        156      122       165      122       94      113      111
                                    -----    -----     -----    -----    -----    -----    -----
   Total fixed charges
    and dividends on
    preference stocks              $7,086   $7,595   $10,118   $8,143   $6,896   $6,245   $5,800
                                    =====    =====    ======    =====    =====    =====    =====

Ratio of earnings to fixed
   charges and dividends
   on preference stocks              1.13     1.86      1.68     2.09     1.70     2.18     1.92
                                     ====     ====      ====     ====     ====     ====     ====

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